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                                                                [T-Mobile Logo]

FOR IMMEDIATE RELEASE


                           T-Mobile USA Names New CEO

  Chairman and founder John Stanton announces Robert Dotson as CEO of TMO USA

BELLEVUE, Washington - 03/21/2003 - John Stanton, Chairman of T-Mobile USA and founder of predecessor VoiceStream Wireless, today announced the appointment of Robert Dotson, President of T-Mobile USA and board member of T-Mobile International, as CEO and President of T-Mobile USA. Stanton will continue in his capacity as Chairman of T-Mobile USA, with Dotson now assuming leadership of T-Mobile's U.S. operation.

"Robert joined VoiceStream in our first year of operation as Vice President of Marketing and quickly rose to a position of leadership" said Stanton. "We have grown a fabulous business and team at T-Mobile built around the compelling philosophy of 'Get More' for our customers. Robert is the author of that philosophy and it's through his relentless focus on making it a reality for our customers that he has lead our team to become the fastest growing company in the US wireless industry."

Kai Uwe Ricke, Chairman of Deutsche Telekom, said the strong performance of the U.S. operations is a confirmation of the powerful leadership team that John Stanton has assembled since the inception of VoiceStream. "John and Robert have been effective leaders of our team since we acquired VoiceStream in May 2001," said Kai Uwe Ricke, Chairman of Deutsche Telekom. While John intends to devote more time to his other businesses, we very much appreciate and value his continued insight as Chairman and look forward to working with Robert to sustain the strong momentum of the U.S. operations."


"T-Mobile has a proven track record of delivering results. It is a pleasure to continue that legacy as we focus on providing industry leading products and services to our customers, leveraging T-Mobile's global brand and common technology," Dotson said. "We have one of the most stable and proven leadership teams in the industry and our operating and financial performance are testaments to their skill and commitment to deliver on "Get More" in the marketplace. The next few years hold great promise."

Dotson, 42, joined T-Mobile in 1996 as Vice President, Marketing overseeing the early development of the VoiceStream brand and is credited with developing and launching the company's successful GET MORE(R) marketing program and award winning advertising campaign featuring spokeswoman Jamie Lee Curtis. Subsequently, he headed up marketing, sales and business operations following VoiceStream's spin-off from parent company Western Wireless. In 2001, Dotson became Chief Operating Officer of T-Mobile USA and was named President of the company in 2002. Prior to joining T-Mobile, Dotson held numerous senior marketing positions over seven years inside PepsiCo's restaurant division. Dotson holds an MBA from Northwestern University.

T-Mobile USA has over 10 million subscribers and was the fastest growing wireless carrier in the United States in 2002 among the major six carriers. Through its partnerships with Starbucks, Borders, leading airlines and others T-Mobile also operates the largest carrier owned Wi-Fi wireless broadband network of its kind in the United States.


About T-Mobile, USA

Based in Bellevue, Wash., T-Mobile USA operates the largest GSM/GPRS voice and data network in the United States, covering over 200 million people. T-Mobile also operates a "Wi-Fi" 802.11b wireless broadband (WLAN) network in more than 2,200 public locations including Starbucks coffeehouses, American Airlines Admirals Clubs, and select airports nationwide. T-Mobile is a member of T-Mobile International group, the mobile telecommunications subsidiary of Deutsche Telekom (NYSE: DT), and one of the top three global wireless carriers in the world. Through its GET MORE(SM) promise, T-Mobile is committed to providing the best overall value in wireless communications by offering customers more minutes, features and service than any other carrier. For more information, go to www.t-mobile.com.


Media Contacts:
Kim Thompson
T-Mobile USA
425-378-4074
kim.thompson@t-mobile.com